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                                                                      Exhibit 99

                    FARMERS & MERCHANTS BANCORP REPORTS A
                     19.6% INCREASE IN NET INCOME FOR 2000

DATELINE: Lodi, Calif., February 8, 2001 . . . Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp announced today that the Bank's year-end financial performance showed substantial gains in all key areas.

The Bank reported record net income of $11,020,000 for 2000, representing a 19.6% increase over 1999. In addition, loans grew 20.32%, deposits increased 11.61% and total assets were up 10.45% to $905 million. Return on Assets exceeded 1.29%, while Return on Average Equity increased 184 basis points over the prior year.

"Farmers & Merchants Bank's management and Board of Directors are extremely pleased with the Bank's continued strong financial performance. The year-end results reflect favorable loan growth and net interest margin trends combined with effective cost controls," stated Steinwert. "Non-interest income increased 17.50%, while total non-interest expense during 2000 increased by only 1.95% over 1999. We are particularly pleased with the gains in operating efficiency," added Steinwert.

Steinwert also noted, "in 2001, we will continue our emphasis on providing superior customer service, developing innovative products and responding to the needs of the communities we serve. We remain focused on expanding revenues and enhancing overall operational efficiency through heightened expense control. At the same time, we are carefully evaluating future economic conditions and the potential impact to the Bank. We anticipate and are preparing for greater financial performance challenges in 2001 and 2002 due to the slowing economy, the Federal Reserve Bank's recent drop in interest rates, weak agricultural commodity prices, and the current disruption in California's energy supplies."

Farmers & Merchants Bank proudly serves California's Great Central Valley through 17 branch offices conveniently located from Sacramento to Modesto/Turlock.